Exhibit 99.1

N e w s R e l e a s e

QUICKSILVER RESOURCES INC.
801 Cherry Street
Fort Worth, TX 76102
www.qrinc.com

Quicksilver Resources Announces Final Results of Tender Offers
for its 113/4% Senior Notes Due 2016 and
81/4% Senior Notes Due 2015

FORT WORTH, Texas (June 21, 2013) - Quicksilver Resources Inc. (“Quicksilver” or the “Company”) (NYSE: KWK) announced the expiration and final results of its tender offers (the “Tender Offers”) and consent solicitations to adopt certain amendments to the indentures governing the Notes as defined below (the “Consent Solicitations,” and together with the Tender Offers, the “Offers”) for any or all of its outstanding $590,620,000 current outstanding principal amount of 113/4% Senior Notes due 2016 (the “2016 Senior Notes”) and its $438,000,000 current outstanding principal amount of 81/4% Senior Notes due 2015 (the “2015 Senior Notes,” together with the 2016 Senior Notes, the “Notes”). The Offers expired at 11:59 P.M., Eastern Time, on June 20, 2013 (the “Expiration Time”).

As previously announced, the early tender deadline relating to the Offers occurred at 5:00 P.M., Eastern Time, on Thursday, June 6, 2013 (the “Early Tender Deadline”). As of the Early Tender Deadline, Quicksilver had been advised by D.F. King & Co., Inc., as tender agent and information agent for the Offers (“D.F. King”), that the Notes were validly tendered and not withdrawn and consents were delivered and not revoked, with respect to (i) $582,237,000 of the outstanding $590,620,000 aggregate principal amount of 2016 Senior Notes (representing approximately 98.6% of the outstanding 2016 Senior Notes), and (ii) $423,964,000 of the outstanding $438,000,000 aggregate principal amount of 2015 Senior Notes (representing approximately 96.8% of the outstanding 2015 Senior Notes).

As of the Expiration Time, Quicksilver has been advised by D.F. King that the Notes were validly tendered and not withdrawn, and consents were delivered and not revoked, with respect to (i) $582,471,000 of the outstanding $590,620,000 aggregate principal amount of 2016 Senior Notes (representing approximately 98.6% of the outstanding 2016 Senior Notes), and (ii) $425,233,000 of the outstanding $438,000,000 aggregate principal amount of 2015 Senior Notes (representing approximately 97.1% of the outstanding 2015 Senior Notes).

On June 21, 2013, Quicksilver intends to accept for purchase all Notes validly tendered and not withdrawn as of the Expiration Time, subject to completion of the conditions, and expects to make payment on June 21, 2013.

The Offers were made upon the terms and subject to the conditions set forth in the related Offer to Purchase and Consent Solicitation Statement dated May 23, 2013 and the related Consent and Letter of Transmittal, copies of which may be obtained by contacting D.F. King & Co., Inc., as Tender Agent and Information Agent, at (800) 488-8035 (U.S. toll-free) or (212) 269-5550 (banks and brokers).

This press release appears as a matter of record only and does not constitute an offer to purchase, a solicitation of an offer to sell nor a solicitation of consents with respect to any Notes or other securities, nor shall there be any purchase of Notes or solicitation of consents in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful. The Offers were made solely by the Offer to Purchase and Consent Solicitation Statement dated May 23, 2013 and related Consent and Letter of Transmittal. In any jurisdiction where the laws require the tender offers and consent solicitation to be made by a licensed broker or dealer, they will be deemed made on behalf of Quicksilver by Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. or one or more registered brokers or dealers under the laws of such jurisdiction. The Offers were not made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver is an independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including gas from shales and coal beds in North America. Quicksilver's Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.

Forward-looking Statements

Certain statements contained in this press release and other materials we file with the SEC, or in other written or oral statements made or to be made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions; fluctuations in natural gas, NGL and oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, NGL and oil reserves and predicting natural gas, NGL and oil reservoir performance; effects of hedging natural gas, NGL and oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; delays in construction of transportation pipelines and gathering, processing and treating facilities; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; failure or delay in completing strategic transactions; the effects of existing or future litigation; failure to complete the transactions described in this press release; and additional factors described elsewhere in this press release.

This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business. Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. All such risk factors are difficult to predict, and are subject to material uncertainties that may affect actual results and may be beyond our control. The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

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Investor & Media Contact:
David Erdman
(817) 665-4023

KWK 13-22